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                                                                     EXHIBIT 2.3
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                                    FORM OF
                     ADVISORY BOARD AND SUPPORT AGREEMENT
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     This Advisory Board and Support Agreement dated as of __________, 1999 (the
"Agreement"), is entered into by and between ______________ ("Covenantor") and PrivateBank & Trust Company ("Private").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, PrivateBancorp, Inc., a Delaware corporation, ("Bancorp") owns 100% of the issued and outstanding shares of Private, and Towne Square Financial Corporation, a Delaware corporation ("TSFC"), and the stockholders of TSFC (including Covenantor) are currently negotiating an Agreement and Plan of Reorganization dated as of June 24, 1999 (the "Merger Agreement") providing, among other things, for the acquisition by Bancorp of all of the outstanding common stock of TSFC (the "Merger");

     WHEREAS, pursuant to the Merger, Private will commit the capital and other resources necessary to complete the business plan of TSFC by establishing the St. Charles office of Private (the "Office") and, in the event Private receives regulatory approval to establish the Office, Covenantor will be appointed as a member of the Fox Valley Advisory Board of Private ("Advisory Board"); and

     WHEREAS, Covenantor acknowledges that as member of the Advisory Board he will be responsible for the growth, development and success of the Office, and he will become familiar with the customers and related customer information of Private;

     NOW, THEREFORE, in consideration of and as a condition and inducement to Private entering into the Merger Agreement and the appointment of Covenantor to the Advisory Board, and in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, Covenantor and Private agree as follows:

     1.   Covenants.
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          (a)  Covenantor acknowledges that Private by nature of its business has a legitimate and protectable interest in its prospects, clients, customers and employees with whom it has established or may establish business relationships as a result of a substantial investment of time and money by Private, and but for his advisory director relationship (the "Relationship") hereunder, he would not have had contact with, or the financial or other resources necessary to take advantage of the business opportunities related to such prospects, clients, customers and employees. Covenantor agrees that during the period of his Relationship with Private and for a period of one (1) year after termination of his Relationship for any reason (the "Non-Compete Period"); provided however, that in all events the Non-Compete Period shall remain in full force and effect for a minimum of three (3) years from the date hereof, he will not (except in his capacity as an advisory director of Private) directly or indirectly, for his own account, or as an agent, employee, director,
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owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

               (i) solicit or induce, or attempt to solicit or induce any prospect, client or customer of Private or its affiliates not to do business with Private or any of its subsidiaries or affiliates; or

               (ii) solicit or induce, or attempt to solicit or induce, any employee or agent of Private or any of its affiliates to terminate his or her relationship with Private or any of its affiliates.

          (b) For purposes of this Agreement, "Market Area" shall be an area encompassed within a ten (10) mile radius surrounding the Office's intended location of 24 South Second Street, St. Charles, Illinois 60174.

          (c) The foregoing provisions shall not be deemed to prohibit (1) Covenantor's ownership, not to exceed five percent (5%) of the outstanding shares, of capital stock of any corporation or (2) Covenantor serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of his duties hereunder or conflict with the business of Private.

     2.   Support of Private and the Office; Duty of Loyalty. Covenantor
          --------------------------------------------------
recognizes, that during the period of his Relationship with Private, he owes a duty of loyalty to Private and agrees to devote reasonable time and attention to the performance of said duties and responsibilities. Covenantor agrees to use his best efforts to promote, support and develop the business of Private and the Office during the terms hereof in every way reasonably practicable by the introduction of business opportunities, new customers, cross-marketing opportunities, by membership on the Advisory Board of the Office, by other actions of civic involvement and the like. Covenantor also promises not to take any action, or allow any action to occur, whether intentional or not, which is not taken in good faith and/or is against the best interests of Private and the Office, or to disparage such entities, or to cause such entities to be subject to public criticism or disregard.

     3.   Remedies. Covenantor acknowledges that the covenants and agreements
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which he has made in this Agreement are reasonable and are required for the reasonable protection of Bancorp's purchase of TSFC and the establishment of the Office. Covenantor agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to Private, and that in addition to all other remedies provided by law or in equity with respect to the breach of any provision of this Agreement, Private, Bancorp and their successors and assigns will be entitled to enforce the specific performance by Covenantor of his obligations hereunder and to enjoin him from engaging in any activity in violation hereof and that no claim by Covenantor against Private, Bancorp or their successors or assigns will constitute a defense or bar to the specific enforcement of such

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obligations. In the event of a lawsuit, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs of litigation. In the event of a breach or a violation by Covenantor of any of the provisions of this Agreement, the running of the Non-Compete Period (but not of Covenantor's obligations hereunder) shall be tolled during the period of the continuance of any actual breach or violation.

     4.   Partial Invalidity. The various covenants and provisions of this
          ------------------
Agreement are intended to be severable and to constitute independent and distinct binding obligations. Should any covenant or provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Covenantor hereby agrees that such scope may be judicially modified accordingly.

     5.   Indemnification. In the event that legal action is instituted against
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Covenantor during or after the term hereof by a third party (or parties) based on the performance or nonperformance by Covenantor of his duties including, but not limited to, his duties as a member of the Advisory Board, Private will assume the defense of such action by its attorneys or attorneys selected by Covenantor reasonably satisfactory to Private and advance the costs and expenses thereof (including reasonable attorneys' fees) and will indemnify the Covenantor with respect to damages, fines and losses resulting from each legal action without prejudice to or waiver by Private of its rights and remedies against Covenantor.

     6.   Assignment.  Covenantor agrees that this Agreement may be assigned by
          ----------
Private to any direct or indirect majority owned affiliate of Private and/or Bancorp, and that upon such assignment, such affiliate shall acquire all of Private's rights under this Agreement, including, without limitation, the right of assignment set forth in this Section 5.

     7.   No Strict Construction.  The language used in this Agreement will be
          ----------------------
deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     8.   Notice.  Any notice or other communication required or permitted to be
          ------
given hereunder shall be determined to have been duly given to any party or parties:

          (a) upon delivery to the address of such party or parties specified below if delivered in person or by courier, or if sent by certified or registered mail (return receipt requested), postage prepaid, or

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          (b) one business day following dispatch if transmitted by confirmed telecopy or other means of facsimile, in any case to the party or parties at the following address(es) or telecopy number(s), as the case may be:

          If to Covenantor:

          Mr.________________________
          ___________________________
          ___________________________

          If to Private:

          PrivateBancorp, Inc.
          Ten North Dearborn
          Chicago, Illinois 60602
          Attention: Ralph B. Mandell

          with a copy to:

          Vedder, Price, Kaufman & Kammholz
          222 North LaSalle Street
          Suite 2600
          Chicago, Illinois 60601-1003
          Attention: Daniel O'Rourke, Esq.

     9.   Waiver of Breach. The waiver by either party hereto of a breach of
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any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     10.  Applicable Law. This Agreement shall be governed by, and construed
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and enforced in accordance with, the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

     11.  Entire Understanding. This Agreement and the agreements referred to
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herein constitute the entire understanding and shall not be changed, altered, or modified except by the written consent of both parties.

     12.  Binding Effect. This Agreement shall be binding upon Covenantor's
          --------------
executors, administrators, legal representatives, heirs and legatees and the successors and permitted assigns of Private.

                              [SIGNATURES FOLLOW]

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     IN WITNESS WHEREOF, the party has executed this Advisory Board and Support
Agreement on the date first above written.


                                        [INSERT NAME]


                                        ______________________________________


                                        PRIVATEBANCORP, INC.


                                        By:___________________________________
                                        Its:__________________________________

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